Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-33056, 333-52346, and 333-98219 on Form S-8 of Edwards Lifesciences Corporation of our report dated June 23, 2016, relating to our audits of the financial statements and supplemental schedule, of the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan, which appears in this Annual Report on Form 11-K of Edwards Lifesciences Corporation 401(k) Savings and Investment Plan for the year ended December 31, 2015.

/s/ HEIN & ASSOCIATES LLP
Irvine, California
June 23, 2016